Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of Ownership

JinkoSolar Technology Limited (“Paker”*)	November 10, 2006	Hong Kong	100%

JinkoSolar International Limited (“JinkoSolar International”)	November 25, 2009	Hong Kong	100%

Jinko Solar Co., Ltd. (“Jiangxi Jinko”)	December 13, 2006	PRC	100%

Jinko Solar Import and Export Co., Ltd. ("Jinko Import and Export")	December 24, 2009	PRC	100%

Zhejiang Jinko Solar Co., Ltd.("Zhejiang Jinko")	September 30, 2009	PRC	100%

Zhejiang Jinko Trading Co., Ltd.("Zhejiang Trading")	June 13, 2010	PRC	100%

DelinghaRuiqida Solar Power Co., Ltd ("Delingha Solar Power")	December 6, 2011	PRC	88.7%

Jiangxi Photovoltaic Materials Co., Ltd ("Jiangxi Materials")	December 1, 2010	PRC	100%

JinkoSolar (Switzerland) AG(“Jinko Switzerland”)	May 3, 2011	Switzerland	100%

JinkoSolar GmbH (“Jinko GmbH”)	April 1, 2010	Germany	100%

JinkoSolar (U.S.) Inc. ("Jinko US")	August 19, 2010	United States	100%

JinkoSolar (US) Holdings Inc.(“Jinko US Holding”)	June 7, 2011	United States	100%

JinkoSolar Italy S.R.L. (“Jinko Italy”)	July 8, 2011	Italy	100%

JinkoSolar SAS (“Jinko France”)	September 12, 2011	France	100%

Jinko Solar Canada Co., Ltd (“Jinko Canada”)	November 18, 2011	Canada	100%

Jinko Solar Australia Holdings Co. Pty Ltd (“Jinko Australia”)	December 7, 2011	Australia	100%

Gansu Longchang Solar Power Co., Ltd. (“Longchang”)	April 26, 2012	PRC	100%

HainanzhouZhongnan Solar Electricity Co., Ltd. (“Hainanzhou”)	July 30, 2012	PRC	100%

* Paker Technology Limited was renamed as JinkoSolar Technology Limited on November 16, 2011.